PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
To Prospectus dated December 5, 2000                  Registration No. 333-45808


                                  $840,938,000

                              AVON PRODUCTS, INC.

   Zero Coupon Convertible Senior Notes due 2020 and Shares of Common Stock
                     Issuable Upon Conversion of the Notes

                                ---------------

     This prospectus supplement relates to (1) $840,938,000 aggregate principal amount at maturity of zero coupon convertible senior notes due 2020 of Avon Products, Inc. and (2) shares of common stock issuable upon conversion of the notes. This prospectus supplement will be used by the selling securityholders listed below to resell their notes and the common stock issuable upon conversion of their notes and we will not receive any proceeds from sales that the selling securityholders make.

     This prospectus supplement should be read in conjunction with the prospectus dated December 5, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

     The following table sets forth the name and number of shares beneficially owned by selling securityholders intending to sell in connection with this prospectus supplement the notes or common stock and the amounts of notes or shares of common stock to be offered. Based on information provided to us by the applicable selling securityholder, the table also discloses whether any selling securityholder selling in connection with this prospectus supplement had held any position or office with, been employed by or otherwise has had a material relationship with us or any of our affiliates during the three years prior to the date of this prospectus supplement.

                                Principal amount
                                 at maturity of                     Number of
                                     notes                          shares of
                                  beneficially    Percentage of   common stock   Percentage of
                                 owned that may      notes        that may be     common stock      Material
 Name                            be sold hereby    outstanding   cold hereby(1)  outstanding (2)  relationship
 ----                           ----------------  -------------  --------------  ---------------  ------------

Executive Life Insurance Co of                         0.11%         7,445.07          **             None
   NY...........................  $    900,000
Halliburton Company Employee
   Benefit......................     2,500,000         0.30         20,680.75          **             None
Nicholas Applegate Investment
   Grade Convertible............        18,000           *             148.90          **             None
Northern Income Equity Fund.....     2,000,000         0.24         16,544.60          **             None
Public Employees Retirement
   Association of Colorado......     2,000,000         0.24         16,544.60          **             None
Salomon Smith Barney Inc........    16,123,000         1.92        133,374.29          **             None
Triborough Partners QP LLC......     2,000,000         0.24         16,544.60          **             None
Any other holder of notes or
   future transferee, pledgee,
   donee, or successor of any
   such holder(3)...............   113,404,000        13.49        938,111.91          **

------------------
*     Less than 0.01%
**    Less than 1%
(1)   Assumes conversion of all of the holder's notes at a conversion price of
      8.2723 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion price, however, will be subject to adjustment as described under "Description of the Notes--Conversion Rights" in the prospectus. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 238,095,339 shares of common stock outstanding as of November 22, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3) Information about other selling securityholders will be set forth in additional prospectus supplements, if required. Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.


                                ---------------

     This investment involves risk. See "Risk Factors" beginning on page 6 of the prospectus.

                                ---------------

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.


                                ---------------


          The date of this Prospectus Supplement is December 12, 2000










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